united states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 11, 2015 (June 11, 2015)

internet america, INC.

(Exact name of registrant as specified in its charter)

Texas	001-25147	86-0778979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6210 Rothway Street, Suite 100 Houston, Texas	77040
(Address of principal executive offices)	(Zip Code)

(713) 968-2500

 (Registrant’s telephone number,
including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 5.07 Submission of Matters to a Vote of Security Holders

On June 11, 2015, the Company held a special meeting of the shareholders of Internet America, Inc. (the “Company”) pursuant to which the Company’s shareholders were asked to consider and vote upon the following proposals (the “Special Meeting”):

1.	A proposal (the “Asset Sale Proposal”) to approve the sale (the “Asset Sale”) by the Company of substantially all of its operating assets pursuant to the Asset Purchase Agreement by and between the Company and AirCanopy Internet Services, Inc. dated April 17, 2015;

2.	A proposal (the “Plan of Liquidation Proposal”) to approve the winding up and liquidation of the Company following, and conditioned upon, the closing of the Asset Sale pursuant to the terms of the Plan of Liquidation previously approved by the Board of Directors of the Company (the “Plan of Liquidation”); and

3.	A proposal (the “Compensation Proposal”) to approve, in a non-binding advisory vote, certain executive compensation payable as a result of the Asset Sale and Plan of Liquidation;

Shareholders owning more than 66 2/3% of the Company’s outstanding voting stock as of the record date of the Special Meeting voted to approve the Asset Sale Proposal, the Plan of Liquidation Proposal and the Compensation Proposal (on an advisory basis).

Because there were sufficient votes from the Company’s shareholders to approve the Asset Sale Proposal, it was not necessary to adjourn the Special Meeting to solicit additional proxies.

Item 8.01 Other Events

On June 11, 2015, the Board of Directors of the Company declared, and approved the payment of, accumulated dividends to the holders of its outstanding Series A Preferred Stock, par value $0.01 per share (“Preferred Stock”), through the date of such payment. This dividend payment is expressly conditioned on the closing of the Asset Sale and will not be made if the Asset Sale is not consummated. The dividend payment is expected to occur, if at all, shortly after the closing of the Asset Sale currently anticipated for June 15, 2015. After the close of the sale and in connection with this dividend payment, the Company will require all holders of Preferred Stock to convert their shares of Preferred Stock into the Company’s common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2015

US DATAWORKS, INC.

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr.
Chief Executive Officer